Exhibit 3.1.1

FIRST

CERTIFICATE OF AMENDMENT

TO

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BIGCOMMERCE HOLDINGS, INC.

a Delaware Corporation

BigCommerce Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES:

FIRST: The name of the Corporation is BigCommerce Holdings, Inc., and the Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on January 29, 2013.

SECOND: The Board of Directors duly adopted resolutions proposing to amend the Corporation’s Sixth Amended and Restated Certificate of Incorporation (the “Certificate”) as follows, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the Corporation’s stockholders.

THIRD: The following amendments were duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the written consent of the required percentage of stockholders of the Corporation:

1.    The first sentence of Article Fourth of the Certificate is hereby amended and restated in its entirety as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 250,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 109,030,573 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).”

2.    The first two sentences of Part A of Article Fourth of the Certificate are hereby amended and restated in their entirety as follows:

“205,000,000 shares of the Common Stock of the Corporation are hereby designated “Series 1 Common Stock,” and 45,000,000 shares of the Common Stock of the Corporation are hereby designated “Series 2 Common Stock.” As used herein, the term “Common Stock” without specific reference to the Series 1 Common Stock or the Series 2 Common Stock, without distinction as to class, except as otherwise expressly provided herein, shall mean, collectively, shares of Series 1 Common Stock and shares Series 2 Common Stock. Upon the filing and effectiveness (the “Effective Time”), pursuant to the General Corporation Law of the State of Delaware, of this Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation of the Corporation, each three shares of Common Stock either issued and outstanding or held by the Corporation in its treasury immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Any fractional shares of Common Stock that would otherwise exist due to the Reverse Stock Split shall be rounded down to the nearest whole share without payment in lieu thereof. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificates shall have been combined, subject to the elimination of fractional share interests as described above. Notwithstanding the foregoing, the par value of each share of the outstanding Common Stock shall not be adjusted in connection with the Reverse Stock Split.”

3.    The first sentence of Part B of Article Fourth of the Certificate is hereby amended and restated in its entirety as follows:

“15,000,005 shares of the Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock,” 10,610,711 shares of the Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock,” 16,393,442 shares of the Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock,” 14,450,863 shares of the Preferred Stock of the Corporation are hereby designated “Series D Preferred Stock,” 1,445,086 shares of the Preferred Stock of the Corporation are hereby designated “Series D-1 Preferred Stock,” 20,307,464 shares of the Preferred Stock of the Corporation are hereby designated “Series E Preferred Stock,” 194,561 shares of the Preferred Stock of the Corporation are hereby designated “Series E-1 Preferred Stock,” and 30,628,441 shares of the Preferred Stock of the Corporation are hereby designated “Series F Preferred Stock,” each with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.”

4.    Part B, Section 4.3 of Article Fourth of the Certificate is hereby amended and restated in its entirety as follows:

“No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. Any fractional shares of Common Stock to which the holder would otherwise be entitled upon such conversion shall be rounded down to the nearest whole share without payment in lieu thereof.”

FOURTH: Concurrently with the effectiveness of the Reverse Stock Split, the Conversion Price applicable to the Preferred Stock shall be proportionately adjusted pursuant to Part B, Section 4.6 of Article Fourth of the Certificate.

FIFTH: This amendment to the Certificate shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned officer has executed this First Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation of BigCommerce Holdings, Inc. this 24th day of July, 2020.

By:	/s/ Jeff Mengoli
Name:	Jeff Mengoli
Title:	Secretary